Exhibit 99.1

Great Lakes Reports Second Quarter 2012 Results

Results Meet 2012 First Half Internal Expectations

Reaffirms EBITDA Guidance of $93 to $100 Million

OAK BROOK, Ill.--(BUSINESS WIRE)--August 7, 2012--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the quarter and six months ended June 30, 2012.

Commentary

Chief Executive Officer Jonathan Berger said, “The dredging division performed well this quarter, after weather impacted results in the first quarter of 2012. Backlog remained at a high level, $455 million, at June 30, 2012, despite the slow domestic bidding during the second quarter. The demolition segment continues to perform on its projects in backlog. A large portion of the demolition backlog earned in the quarter relates to new management’s focus on large complex projects with higher margins, such as bridge demolition and industrial, municipal and utility buildings.

Mr. Berger added, “Adjusted EBITDA of $35.6 million for the first six months was in line with our internal expectations. With our current backlog and the projection of additional projects that we will win and perform this year, we feel we are well positioned to meet our Adjusted EBITDA guidance for 2012.”

Mr. Berger continued, “The last month has been very busy for us. Positive legislation was passed by Congress and signed into law by the President, bidding has been active in dredging and demolition and we announced we are building a new, world class hopper dredge. Great Lakes is well positioned to execute on our strategic plan of doubling the size of the Company in five years.”

2012 Second Quarter Operating Results & Highlights

	Q2 2012	Q2 2011
Revenue	$166.5 million	$155.0 million
Increase	7.4%

Gross Profit	$23.9 million	$19.8 million
Gross Profit Margin	14.4%	12.8%

Operating Income	$12.5 million	$8.7 million
Increase	43.7%

Net Income attributable to Great Lakes	$4.4 million	$1.7 million
Per Diluted Share	$0.07	$0.03

Adjusted EBITDA	$20.9 million	$17.3 million
Increase	20.8%

	June 30, 2012	December 31, 2011
Total Debt	$255.2 million	$255.6 million

Net Debt (Debt less cash)	$184.4 million	$142.3 million

Cash and cash equivalents	$70.8 million	$113.3 million

Revenue & Gross Profit

  Revenue increases included:
    43% increase in beach nourishment dredging revenue;
    Demolition revenue increase of 6%, from bridge demolition work and a large site development project in New York;
    Rivers & lakes posted a 17% improvement in revenue compared to the second quarter of 2011 on a larger number of active projects.
  Gross profit margin (gross profit divided by revenue) improved due to:
    Increased utilization resulting in higher fixed cost coverage;
    Improved demolition results

Operating Income

  Impacted by items noted above;
  $1.3 million of Demolition legal expense related to the two subpoenas received in April of 2011 impacted prior year second quarter results;
  The prior year also benefited from $2.5 million of gains related to assets sales, which did not reoccur in 2012.

Cash and cash equivalents

  Cash and cash equivalents declined due to continued investments in working capital on long term projects.

Six Months Ended June 30, 2012 Operating Results & Highlights

	YTD 6/30/12	YTD 6/30/11
Revenue	$321.4 million	$310.3 million
Increase	3.6%

Gross Profit	$43.9 million	$47.2 million
Gross Profit Margin	13.7%	15.2%

Operating Income	$19.3 million	$24.3 million
Decrease	20.6%

Net Income attributable to Great Lakes	$5.5 million	$4.1 million
Per Diluted Share	$0.09	$0.07

Adjusted EBITDA	$35.6 million	$41.9 million
Decrease	15.0%

Revenue & Gross Profit

  Year to date revenue increased primarily due to the increase in second quarter revenue; however, gross profit margin was down due to weather impacts and lower dredge utilization during the 2012 first quarter.

Operating Income

  Operating income was down in the first half of 2012, due to lower gross profit. In addition, in the second quarter of 2011 the Company sold an outdated, underutilized hopper dredge, which generated cash proceeds of $6.6 million and resulted in a gain of $2.1 million.

Net Income Attributable to Great Lakes

  Net income attributable to Great Lakes for the first six months of 2012 increased despite lower operating profit. The first half of 2011 included debt restructuring expense of $5.1 million resulting from the issuance of the $250 million of 7.375% senior notes.

Bid Market & Backlog

The domestic dredging bid market for the six months ended June 30, 2012 totaled $353 million, compared to $333 million in the prior year. The Company won 37% of the overall domestic bid market during this period, in line with its prior three year average of 39%. For the first six months of 2012 Great Lakes won:

  76%, or $20 million, of the beach nourishment projects awarded;
  96%, or $53 million, of the capital projects awarded;
  16%, or $34 million, of the maintenance projects awarded; and
  42%, or $24 million, of the rivers & lakes projects awarded.

Similar to the prior year, second quarter bidding activity slowed, but has picked up significantly since July 1st. Several positive developments occurred in the second quarter of 2012 that the Company expects will continue to drive bidding activity for the remainder of 2012 and beyond. Congress passed legislation with provisions related to maritime issues, in particular spending provisions related to the RESTORE Act and language addressing the Harbor Maintenance Trust Fund (“HMTF”).

Great Lakes’ backlog remains at a high level, despite the slower bidding activity in the second quarter. Dredging backlog and pending domestic awards at June 30, 2012 reached $427 million, which compares favorably to $355 million at December 31, 2011. The Company’s contracted dredging backlog was $398 million at June 30, 2012 compared to $319 million at December 31, 2011.

Demolition segment backlog was $57 million and $51 million at June 30, 2012 and December 31, 2011, respectively. Similar to the dredging division, bidding activity has increased in the third quarter.

Commentary

Mr. Berger continued, “The first six months of 2012 were in line with our expectations. The dredging segment had a strong quarter, increasing revenue and experiencing favorable execution on many projects. The demolition segment continues to expand its market presence in bridge demolition work as well as other complex demolition projects. We foresee a robust second half of the year in all of our lines of business, which verifies the EBITDA guidance we announced in the first quarter. The second half results were always expected to exceed those of the first half and still require operating at an elevated level. Third quarter bidding success is key to achieving our 2012 profit plan and guidance.

“We were pleased with the passage of the RESTORE Act included in the MAP-21 (Moving Ahead for Progress in the 21st Century) transportation bill. The RESTORE Act will ensure that 80% of the fines paid by BP as a result of the Deepwater Horizon Oil Spill will be spent on coastal restoration in the five states impacted by the spill. We expect a significant amount of the restoration will involve dredging, and this could add well over one billion dollars into the dredging market over the next five years. Included in the transportation bill were provisions calling for appropriation of Harbor Maintenance Trust Fund monies to the Army Corps of Engineers (the “Corps”) so that total budget resources on harbor maintenance for a fiscal year will be equal to the level of receipts. The recognition of the need for additional investment in U.S. ports and waterways is expected to support an increase of appropriations to future Corps’ budgets for maintenance dredging.

“In July the Administration followed with an announcement that the Corps will accelerate the approval process by at least nine months for deepening projects in five key East Coast ports. The President has announced that there are 43 priority infrastructure projects in total that are expected to be expedited. The public investment in port infrastructure is necessary as the ongoing expansion of the Panama Canal and initiatives to increase exports heightens the need for the U.S. to deepen its East and Gulf Coast ports to facilitate larger draft vessels from international trade. The announced acceleration will likely streamline feasibility studies and permitting to allow the Corps to complete many of the projects on a schedule in anticipation of the increased traffic expected through the Panama Canal.

“With the passage of the transportation bill and the Administration’s announcement regarding East Coast ports, we were very excited to announce our new Articulated Tug Barge (“ATB”) Hopper dredge. As noted in our press release last week, this vessel is a game changer, bringing the ATB technology together with hopper dredging. This new vessel, with greater hopper capacity than any vessel in the U.S. market today, will be used on all types of our dredging work: capital, beach nourishment and maintenance. The time is right for the investment and this new vessel highlights Great Lakes’ continued leadership in innovation in the dredging industry.”

President and Chief Financial Officer Bruce Biemeck said, “As expected, bidding has already picked up in the second half of the year. We see some key projects on the horizon in the domestic market, specifically the deepening project in Miami that we currently expect to be released in the fourth quarter and Gulf Coast restoration projects to be let for bidding in the second half of the year. Our increased working capital investment in pipe will position Great Lakes to lead the bidding on these important projects to restore coastal areas. Finally, the Corps is expected to let to bid several projects in the second half of 2012 related to flood repair on the Mississippi River and its tributaries that rivers & lakes expects to pursue. All of these bidding opportunities in the second half of 2012 are expected to generate another year of record contracts awarded in the domestic dredging bid market.

“Internationally, we will see significant impact to our results from the Wheatstone project in 2013 and 2014. For 2012, we have identified other international dredging projects that may be a good fit for our vessels, particularly in the Middle East, and we continue to follow many opportunities in Brazil. We continue to focus on our international sales and marketing effort as we see an abundance of international opportunities ahead, which we believe can yield better results from a more aggressive approach.

“The demolition business had a strong start to the year, demonstrating that sound project estimating and execution improve results. The new management team in this business is working diligently to add opportunities leading to growth by elevating the range of professional services offered through a more capable support team. The successful partnership of our demolition and dredging businesses is an important component to our Company’s growth as evidenced by the recent focus on bridge demolition and salvage work required under some projects, which was formerly sub-contracted outside the Company. Additionally, our dredging and demolition businesses collaborating with our TerraSea joint venture on new prospects adds to the list of opportunities.”

Mr. Biemeck concluded, “Last quarter we announced 2012 full year EBITDA guidance of $93 - $100 million, which we are reaffirming. This requires strong bid and performance results for the remainder of the year, in line with our 2012 plan and current backlog, as well as the focus and dedication of our operating management throughout the organization. We believe opportunities for further growth in our financial results will appear starting in 2013. As always, we thank the Great Lakes dredging and demolition teams for their continued efforts in providing world class service and delivering strong results for our shareholders.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense and debt extinguishment. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 7, 2012 at 9:00 a.m. C.D.T. The call in number is 877-377-7553 and conference ID is 12582571. The call can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 800-585-8367 and providing passcode 12582571.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 122-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, backlog, uncertainty related to pending litigation, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A “Risk Factors” of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2011, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Contract revenues	$166,532	$154,959	$321,439	$310,297

Gross profit	23,889	19,766	43,911	47,208

General and administrative expenses	11,456	13,622	24,723	25,711
Gain on sale of assets—net	(93)	(2,513)	(124)	(2,771)

Operating income	12,526	8,657	19,312	24,268

Other income (expense)
Interest expense—net	(5,383)	(4,911)	(10,642)	(10,861)
Equity in loss of joint ventures	(8)	(123)	(24)	(714)
Loss on foreign currency transactions—net	(21)	-	(15)	-
Loss on extinguishment of debt	-	-	-	(5,145)

Income before income taxes	7,114	3,623	8,631	7,548

Income tax provision	(2,768)	(1,455)	(3,332)	(2,982)

Net income	4,346	2,168	5,299	4,566

Net (income) loss attributable to noncontrolling interests	91	(462)	206	(468)

Net income attributable to Great Lakes Dredge & Dock Corporation	$4,437	$1,706	$5,505	$4,098

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.07	$0.03	$0.09	$0.07
Basic weighted average shares	59,171	58,875	59,105	58,830

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.07	$0.03	$0.09	$0.07
Diluted weighted average shares	59,534	59,184	59,493	59,228

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income attributable to Great Lakes Dredge & Dock Corporation	$4,437	$1,706	$5,505	$4,098
Adjusted for:
Loss on extinguishment of debt	-	-	-	5,145
Interest expense—net	5,383	4,911	10,642	10,861
Income tax provision	2,768	1,455	3,332	2,982
Depreciation and amortization	8,359	9,238	16,123	18,804

Adjusted EBITDA	$20,947	$17,310	$35,602	$41,890

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2012	2011

Cash and cash equivalents	$70,791	$113,288
Total current assets	326,205	325,778
Total assets	789,960	788,460
Total short-term debt	2,658	3,033
Total current liabilities	130,786	130,526
Long-term debt	252,500	252,558
Total equity	295,601	292,537

Great Lakes Dredge & Dock Corporation
Supplementary financial data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net cash flows provided by (used in) operating activities	$3,059	$(4,894)	$(15,185)	$(10,445)

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues (in thousands)	2012	2011	2012	2011
Dredging:
Capital - U.S.	$44,703	$44,480	$71,610	$90,509
Capital - foreign	20,848	16,065	38,873	37,936
Beach nourishment	40,458	28,376	71,641	46,233
Maintenance	20,006	28,703	59,239	75,942
Rivers & lakes	8,757	7,461	15,770	11,062
Total dredging revenues*	134,772	125,085	257,133	261,682
Demolition	31,760	29,874	64,306	48,615
Total revenues	$166,532	$154,959	$321,439	$310,297

Note: Dredging contract revenues for the three and six months ended June 30, 2012 are net of $62 and $1,374 in intersegment revenues. Demolition contract revenues for both the three and six months ended June 30, 2012 are net of $75 in intersegment revenues.

	As of
	June 30,	December 31,	June 30,
Backlog (in thousands)	2012	2011	2011
Dredging:
Capital - U.S.	$104,283	$109,897	$49,086
Capital - foreign	225,999	78,379	53,941
Beach nourishment	34,111	84,607	62,228
Maintenance	10,907	31,293	12,935
Rivers & lakes	23,167	15,256	18,355
Total dredging backlog	398,467	319,432	196,545
Demolition	56,786	50,672	74,087
Total backlog	$455,253	$370,104	$270,632

Great Lakes Dredge & Dock Corporation
Full Year Adjusted EBITDA Guidance Reconciliation to Net Income
For the Year Ended December 31, 2012

	Lower	Upper

Estimated Net income attributable to Great Lakes Dredge & Dock Corporation	$18,920	$23,225
Adjusted for estimated:
Interest expense—net	21,860	21,860
Income tax expense	11,845	14,540
Depreciation and amortization	40,375	40,375

Adjusted EBITDA Guidance	$93,000	$100,000

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3012